FIFTH AMENDMENT TO
                            EXHIBITION TOUR AGREEMENT

         This Fifth Amendment to Exhibition Tour Agreement (this "Fifth Amendment") is entered into this __ day of August, 2003 by and between RMS TITANIC, INC., a Florida corporation ("RMST") and CLEAR CHANNEL ENTERTAINMENT - EXHIBITS, INC., a Delaware corporation, formerly knows as SFX Family Entertainment, Inc., a Delaware corporation and successor in interest to Magicworks Entertainment, Inc. ("CCE Exhibits").

                                    RECITALS

         A. RMST and CCE Exhibits have previously entered into that certain Exhibition Tour Agreement dated March 31, 1999 (the "Agreement").

         B. RMST and CCE Exhibits amended the Agreement on September 18, 2000 (the "First Amendment").

         C. RMST and CCE Exhibits amended the Agreement on May 7, 2001 (the "Second Amendment").

         D. RMST and CCE Exhibits amended the Agreement on March 7, 2002 (the "Third Amendment").

         E. RMST and CCE Exhibits amended the Agreement on May 1, 2002 (the "Fourth Amendment"). The First, Second, Third and Fourth Amendments are collectively referred to herein as the "Prior Amendments."

         F. RMST and CCE Exhibits desire to amend the Agreement, as amended by the Prior Amendments, as more fully set forth herein.

                                 FIFTH AMENDMENT

         NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto do hereby agree as follows:

1. Defined Terms. Each capitalized term used in this Fifth Amendment which is not defined herein will have the meaning assigned thereto pursuant to the provisions of the Agreement, as amended by the Prior Amendments.

2. Modification to Provisions Relating to the Term. The provisions in the Agreement, as amended by the Prior Amendments, relating to the term of the Agreement, as amended by the Prior Amendments, are hereby amended as follows:

         (a) Time Periods Covered by the 2004 Extension Period. The term of the Agreement is extended as follows (the "2004 Extension Period"):

                                      Begin Date                 End Date
                                      ----------                 --------
         2004 Extension Period     January 1, 2004            April 25, 2004

         (b) Staggered Closing Dates. The parties intend that the closing dates for the Exhibitions in Birmingham, Alabama, Tampa, Florida and Raleigh, North Carolina will be staggered, so that only one Exhibition is closing on a particular day. An Exhibition may close on April 19, 2004 or sooner. The parties will coordinate and agree on the specific closing dates of each Exhibition, with the understanding that all will be closed no later than April 25, 2004.

         (c) Guarantee. No additional guarantee is due to RMST from CCE Exhibits for the 2004 Extension Period.

3. Modification to Financial Provisions. The provisions in the Agreement, as amended by the Prior Amendments, relating to the financial obligations of CCE Exhibits to RMST are hereby amended as follows:

         (a) Monthly Payments. Based on the information obtained from the Monthly Reports, in the event that Revenue earned during 2003 from all Exhibitions equals or exceeds Ten Million Dollars ($10,000,000), then, from that date forward, Revenue will be determined monthly based on the Monthly Reports, and CCE Exhibits will pay within thirty (30) days thereafter to RMST the amount that is twenty percent (20%) of the Revenue for the monthly period. The parties will reconcile all amounts due at the end of the 2004 Extension Period. The parties acknowledge that certain elements of the Revenue are not currently obtained on a monthly basis (e.g., merchandising and audio rentals); however, such elements of the Revenue will be determined within a reasonable period of time and CCE Exhibits will pay in the next monthly payment to RMST the amount that is twenty percent (20%) of that Revenue.

4. Purchase of Exhibitry. RMST shall purchase the Exhibitry from CCE Exhibits for the purchase price of Six Hundred Thousand Dollars ($600,000). RMST will pay Three Hundred Thousand Dollars ($300,000) from the accrued royalty due to RMST from CCE Exhibits for the 2004 Extension Period. In the event that such accrued royalty does not equal Three Hundred Thousand Dollars ($300,000), the remaining amount will be included in the Letter of Credit, as defined herein. RMST will obtain a letter of credit (the "Letter of Credit") to secure the remainder of the payment due to CCE Exhibits, whose terms shall reflect the following payment schedule:

o    50% of remaining amount paid to CCE Exhibits no later than April 24, 2005;

o    Final balance paid to CCE Exhibits no later than April 24, 2006.

The parties agree to use videotaped inventories of the Exhibitry to supplement the items described on the attached Exhibit "A." For each set of the Exhibitry, RMST will accept delivery at the close of each venue (e.g., in London at the end of October 2003). The parties will mutually agree on the disposition of certain items currently in storage, including the timing of such transfer.

5. Costs of Conservation. RMST has received an estimate of Sixty Three Thousand, One Hundred Dollars ($63,100) for the cost of conservation of the "big piece." RMST and CCE Exhibits shall each pay half of the costs of shipping the "big piece" from Tampa, Florida to the conservator and of conservation which will occur after the Tampa venue.

6. Miami, Florida. CCE Exhibits is pursuing discussions with venues in Miami, Florida. If CCE Exhibits cannot reach agreement with a venue by September 2, 2003, then RMST will have the right to proceed with its own plans for the Paris set of the Exhibitry and Artifacts that would be utilized for Miami. If CCE Exhibits, in its sole discretion, executes an agreement with a venue in Miami for the use of the Paris Exhibitry and Artifacts (the "Miami Exhibition") by September 2, 2003, then the Agreement, as amended by the Prior Amendments, is amended as follows:

         (a) Time Period Covered by the Miami Extension Period. The term of the Agreement is extended as follows for the Miami Exhibition (the "Miami Extension Period"):

                                         Begin Date               End Date
                                         ----------               --------
  Miami Extension Period             November/December 2003     May 16, 2004

         (b) Financial Provisions. With regard to the Miami Exhibition, but conditioned on RMST securing the Letter of Credit, CCE Exhibits agrees to pay an advance of Two Hundred Fifty Thousand Dollars ($250,000) (the "Advance") to RMST upon commencement of the Miami Extension Period. The Advance represents RMST's twenty percent (20%) royalty on the Revenue from the Miami Exhibition. The Advance shall be recouped from first dollars otherwise distributed by CCE Exhibits to RMST. Once the Advance is recouped, CCE Exhibits shall pay to RMST twenty percent (20%) of the Revenue earned by the Miami Exhibition. In the event that Revenue earned during the Miami Extension Period from the Miami Exhibition equals or exceeds Two Million Dollars ($2,000,000), CCE Exhibits shall pay to RMST twenty-five percent (25%) of the Revenue earned by the Miami Exhibition from that point forward (not retroactively).

7. Transition Plan. The parties will coordinate and agree on the details of the final transition at the end of each Exhibition and the 2004 Extension Period. For example, the parties intend that CCE Exhibits will de-install the Exhibitry and move it out of the gallery onto trucking transportation provided and controlled by RMST for further shipping. The parties will mutually agree as to when the truck(s) shall be required to appear at the venue loading dock(s) for receiving the de-installed Exhibitry. RMST shall have an authorized representative on site to insure an orderly transfer. The parties recognize that numerous logistical issues will arise and agree to communicate and coordinate in organizing and resolving these issues.

8. Ratification. Except as superseded by the express terms of this Fifth Amendment, all terms of the Agreement, as amended by the Prior Amendments, shall remain in full force and effect.

IN WITNESS WHEREOF, each party has executed this Fifth Amendment effective as of the day and year first above written.

RMS TITANIC, INC.                   CLEAR CHANNEL ENTERTAINMENT - EXHIBITS, INC.


                                    By:    ________________________________
By:    ___________________________
                                    Printed Name:_________________________
Printed Name:_____________________
                                    Title:________________________________
Title:____________________________

                                    Exhibit A


CCE Exhibits will transfer to RMST all Exhibitry and work product developed and created for Titanic Exhibitions, including but not limited to:

1. Contracts (CCE Exhibits will use reasonable commercial efforts to identify and convey all contracts)

          a.   All executed contracts (not previously received)
          b. Third party non-proprietary contracts and files (e.g. Antenna Audio, etc.)

1.       Accounting Data

          a.   Attendance and gross revenues for each Titanic Exhibition venue.
          b.   Show cost Template c. P/L Template

1. Marketing (CCE Exhibits will use reasonable commercial efforts to identify and convey all marketing materials)

          a.   Marketing  Plans,   Media  buys,   advertising   plans  for  each
               Exhibition.
          b.   All collateral materials from each market
          c. All signed sponsorship deals that contributed to the revenue pools.
          d.   All publicity and PR files relating to each Exhibition.

1. All related Titanic Exhibitry (CCE's and RMST's) including but not limited to: Exhibit cases, artifact mounts, single and double sided wall panels, room re-creations, themed areas, any and all props, graphic panels/pictures or otherwise, artifact labels, Icebergs, carpet, flooring, all lighting including but not limited to (fixtures, dimming, cable, emergency lighting, work lighting, pipe, uni-strut, gel, side arms, integrated lighting systems, and any other lighting equipment used for all of the exhibitions), all security equipment including but not limited to (cameras, cable, computers, software, connections, and any and all parts necessary to have thirty two (32) cameras at any on exhibition), all audio visual equipment including but not limited to (all cd players, all mpeg players, pal beta controller, all TV's including flat screens and large screens, eight (8) video projectors, all video monitors, speakers, cable, and any and all parts necessary to have a complete audio visual system at each of the five
     (5) Exhibitions), all models of the ship, wreck, Nautile (with base), all case alarms, any and all environmental control systems/readers, all preview displays, toolboxes and applicable tools (which shall not include any toolboxes or tools owned by third parties), storage crates/pallets/ cases, banding machines, four wheel dollies, J-bars, packing blankets, load bars and straps, ply-wood for storage trucks, any and all Exhibitry that is being used or has been used during the display of any Titanic Exhibition since Magicworks/SFX/CCE began producing the Exhibitions.

2.   Electronic information

          a.   All graphics files related to Titanic
          b. All photos, videotape, music beds, audio files, B-roll, Posters, ads, website materials, etc.
          c. Any and all architectural and or engineering files that relate to the construction of the exhibitions in AutoCad, DWG format.

1.   Second (2nd) Class Cabin

2.   Three (3) replica whistles

3.   Gantry scaffolding surrounding Big piece and Mini big piece

4.   Underwater creatures (i.e. rat-tail fish, crabs, etc.)

5.   Large promo and marketing banners

6.   Grand staircase has two domes

7.   Props i.e. crates, suitcases, clothing, furniture, etc.

8.   "Fish tanks"

9.   Anything else related to Titanic and the Exhibitions.

In all instances noted above, CCE Exhibits will use reasonable commercial efforts to identify and convey all items related to Titanic and the Exhibitions.